Exhibit 10.2
EXECUTIVE SEVERANCE AGREEMENT
THIS EXECUTIVE SEVERANCE AGREEMENT (“Severance Agreement”) by and between UFP Technologies, Inc., a Delaware corporation (the “Company”) and Mitchell C. Rock (the “Executive”) is made as of February 10, 2026, to take effect as of June 4, 2026 (the “Effective Date”).
WHEREAS, the Executive and the Company have executed an offer letter dated February 10, 2026, (the “Offer Letter”), setting forth certain terms and conditions of the Executive’s promotion to the position of Chief Executive Officer of the Company; and
WHEREAS, in connection with the Executive’s promotion to such position, the parties desire to enter into this Severance Agreement;
NOW, THEREFORE, as an inducement for and in consideration of the Executive’s agreement to assume the Chief Executive Officer position, the Company agrees that the Executive shall be eligible to receive the severance payments and benefits set forth in this Severance Agreement in connection with the cessation of the Executive’s employment with the Company under the circumstances described and subject to the conditions below and shall be entitled to certain other rights and benefits provided herein; and for good and valuable consideration, including but not limited to the eligibility for severance payments set forth herein, the receipt of which is hereby acknowledged, the parties agree as follows:
1. Not an Employment Contract. The Executive acknowledges that this Severance Agreement does not constitute a contract of employment or impose on the Company any obligation to retain the Executive for any period of time under any conditions as an employee and that this Severance Agreement does not prevent the Executive from terminating his employment for any reason. Executive understands and acknowledges that he is an employee at will and that either he or the Company may terminate the employment relationship between them at any time and for any reason.
2. Severance Benefits.
(a) Except as otherwise provided in subsections 3(b) and 3(c), in the event the employment of the Executive is terminated by the Company for a reason other than for Cause (as defined below) or by the Executive for Good Reason (as defined below), the Company shall pay to the Executive (as severance pay), his base salary as in effect on the Executive’s last day of employment (exclusive of any other compensation), in regular payments for eighteen (18) months following the Termination Date In addition, if the Executive elects COBRA continuation coverage, the Company shall pay the Executive in monthly installments the difference between: (a) the premium Executive is required to pay for COBRA continuation benefits under the same type of coverage he (and if applicable his dependents) had immediately prior to the Termination Date; and (b) the amount Executive would have paid as an active employee of the Company, for the period of eighteen (18) months, or if earlier, the date Executive no longer receives COBRA coverage.
(b) In the event the employment of the Executive is terminated other than due to Disability (as defined below) or death, or by the Company for a reason other than for Cause, or by the Executive for Good Reason, within six (6) months following a Change of Control (as defined below) of the Company; (i) the Company shall pay to the Executive (as severance pay) in a lump sum an amount equal to two (2) times the sum of (A) Executive’s annual base salary as in effect on the Termination Date, plus (B) Executive’s full target bonus for the fiscal year of the Termination Date; (ii) all of the Executive’s stock options and/or stock unit awards which, if not subject to a performance objective and not yet exercisable, or vested, respectively, based solely on continued service, which are then outstanding shall become immediately exercisable or vested, as the case may be; (iii) all of the Executive’s stock options and/or stock unit awards subject to a performance objective in a prior year performance cycle to the extent earned, but not yet exercisable, or vested, respectively, which are then outstanding shall likewise become immediately exercisable or vested, as the case may be; (iv) all of the Executive’s stock options and/or stock unit awards which, if subject to a performance cycle during which such termination occurs but not yet earned, shall be deemed to have been earned at the Target level and shall likewise become immediately exercisable or vested, as the case may be. In addition, if the Executive elects COBRA continuation coverage, the Company shall pay the Executive in monthly installments the difference between: (a) the premium Executive is required to pay for COBRA continuation benefits under the same type of coverage he (and if applicable his dependents) had immediately prior to the Termination Date; and (b) the amount Executive would have paid as an active employee of the Company, for a period of eighteen (18) months, or if earlier, the date Executive no longer receives COBRA coverage.
(c) If Executive’s employment with the Company is terminated due to Executive’s Disability or death, Executive (or the Executive’s estate, if applicable) will be paid accrued base salary through the date of termination and any additional continued vesting to the extent provided in any applicable stock unit award agreements with the Company. No additional amounts or benefits shall be payable or provided under this Agreement.
(d) If Executive voluntarily resigns Executive’s employment without Good Reason, Executive will be paid accrued base salary through the date of termination. No additional amounts or benefits shall be payable or provided under this Agreement.
(e) The Executive agrees that after the Termination Date, as a condition precedent to payment of the severance benefits called for by Section 3(a) or Section 3(b), as the case may be, he shall execute a waiver and release in the form attached hereto as Exhibit A (“General Release”), of any and all claims he may have against the Company and its officers, employees, directors, parents, subsidiaries and affiliates, and a Noncompetition Agreement in the form attached hereto as Exhibit B. Executive understands and agrees that the payment of the severance benefits called for by this Severance Agreement are contingent upon his execution and delivery to the Company, and non-revocation of both the (i) General Release of claims as provided under the terms of the Release Agreement, or (ii) the Noncompetition Agreement. Subject to sub-paragraph (f), the severance benefits payable under Section 3(a) or Section 3(b), as applicable, shall commence with the first payroll following the date the release of claims described above is effective; provided, that if the period in which Executive may sign and return the General Release spans more than one taxable year, payment will not commence until the later taxable year. If the General Release or Noncompetition Agreement is revoked by Executive under the terms of the General Release, no severance benefits will be payable. Executive’s rights to the severance benefits under Section 3(a) or Section 3(b), as applicable, shall constitute the sole remedy of the Executive in the event of termination of the Executive’s employment. For purposes of this Severance Agreement the Executive’s termination of employment shall mean his “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h).
(f) Payments to the Executive under Sections 3(a) and 3(b), as applicable, shall be bifurcated into two portions, consisting of the portion, if any, that includes the maximum amount of the payments that does not constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the portion, if any, that includes the excess of the total payments that does constitute nonqualified deferred compensation. Payments hereunder shall first be made from the portion that does not consist of non-qualified deferred compensation until such portion is exhausted and then shall be made from the portion that does constitute non-qualified deferred compensation. Notwithstanding the foregoing, if the Executive is a “specified employee” as defined in Section 409A(a)(3)(B)(i) of the Code, the commencement of the delivery of the portion that constitutes nonqualified deferred compensation will be delayed to the date that is 6 months and one day after the Executive’s termination of employment (the “Earliest Payment Date”). Any payments that are delayed pursuant to the preceding sentence shall be paid pro rata during the period beginning on the Earliest Payment Date and ending on the date that is 12 months following termination of the Executive’s employment. The determination of whether, and the extent to which, any of the payments to be made to the Executive hereunder are non-qualified deferred compensation shall be made after the application of all applicable exclusions under Treasury Reg. § 1.409A-1(b)(9). Any payments that are intended to qualify for the exclusion for separation pay due to involuntary separation from service set forth in Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the second taxable year of the Executive following the taxable year of the Executive in which the Executive’s termination of employment occurs.
(g) (i) Notwithstanding any other provision of this Severance Agreement, in the event that the Company undergoes a “Change in Ownership or Control” (as defined below), the Company shall not be obligated to provide to the Executive a portion of any “Contingent Compensation Payments” (as defined below) that the Executive would otherwise be entitled to receive to the extent necessary to eliminate any “excess parachute payments” (as defined in Section 280G(b)(1) of the Code) for the Executive.
(ii) For purposes of this Section 3(g), the following terms shall have the following respective meanings:
(A) “Change in Ownership or Control” shall mean a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company determined in accordance with Section 280G(b)(2) of the Code.
(B) “Contingent Compensation Payment” shall mean any payment (or benefit) in the nature of compensation that is made or made available (under this Severance Agreement or otherwise) to a “disqualified individual” (as defined in Section 280G(c) of the Code) and that is contingent (within the meaning of Section 280G(b)(2)(A)(i) of the Code) on a Change in Ownership or Control of the Company.
4. Definitions. For purposes of this Severance Agreement, the following terms shall have the following meanings:
(a) “Cause” shall mean a good faith finding by a majority of the members of the Board of Directors of the Company (excluding the Executive, if he is then serving as a Director, for purposes of both participating in the vote and calculating the majority), after giving the Executive an opportunity to be heard, of: (i) gross negligent or willful misconduct by the Executive in connection with his employment duties, (ii) failure by the Executive (other than due to disability) to perform his duties or responsibilities required pursuant to his employment, after written notice and an opportunity to cure, (iii) misappropriation by the Executive of the assets or business opportunities of the Company, or its affiliates, (iv) embezzlement or other financial or other fraud committed by the Executive, (v) the Executive knowingly allowing any third party to commit any of the acts described in any of the preceding clauses (iii) or (iv), or (vi) the Executive’s indictment for, conviction of, or entry of a plea of no contest with respect to, any felony or any crime involving moral turpitude.
(b) “Good Reason” shall mean: (i) the unilateral relocation by the Company of the Executive’s principal work place for the Company to a site more than 60 miles from the Executive’s principal office, (ii) a material reduction in the Executive’s then-current base salary without the Executive’s consent or (iii) material diminution of the Executive’s duties, authority or responsibilities, without the Executive’s consent. In order to establish “Good Reason” for a termination, the Executive must provide notice to the Company of the existence of the condition giving rise to the “Good Reason” within 90 days following the initial existence of the condition, and the Company has 30 days following receipt of such notice to remedy such condition.
(c) “Change of Control” shall mean the first to occur of any of the following:

(A) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (A), any acquisition directly from the Company shall not constitute a Change in Control; or
(B) such time as the Continuing Directors (as defined below) do not constitute a majority of the Board of Directors of the Company (the “Board”) (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (x) who was a member of the Board on the date of this Severance Agreement or (y) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (y) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or
(C) the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (x) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, immediately prior to such Business Combination and (y) no Person (excluding any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 40% or more of the then-outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or
(D) the liquidation or dissolution of the Company.
    (d)    “Disability” shall be deemed the reason for the termination of Executive’s employment if Executive, due to physical or mental injury or illness, is unable to perform the essential functions of Executive’s position with or without reasonable accommodation for a period of one hundred eighty (180) days, whether or not consecutive, occurring within any period of twelve (12) consecutive months, subject to any limitation imposed by federal, state or local laws, including, without limitation, the Americans with Disabilities Act. Eligibility for disability benefits under any policy for long-term disability benefits provided to Executive by the Company, or a determination of total disability by the Social Security Administration, shall conclusively establish Executive’s Disability.
5. Miscellaneous.
(a)  Clawback. Any compensation paid or payable to Executive pursuant to this Agreement which is subject to recovery under any law, government regulation, order or stock exchange listing requirement, will be subject to such deductions and clawback (recovery) as may be required to be made pursuant to law, government regulation, order, stock exchange listing requirement (or any policy of the Company adopted from time to time). Executive specifically authorizes the Company to withhold from future salary or wages any amounts that may become due under this provision. This Section 5(a) shall survive the termination of this Agreement for a period of three (3) years.
(b) Legal Expenses. The Company will advance the Executive reasonable legal fees (including without limitation, any and all court costs and reasonable attorneys’ fees and expenses) incurred by the Executive in connection with or as a result of any claim, action or proceeding brought by the Company or the Executive following a Change in Control with respect to or arising out of the provisions of this Agreement; provided, however, that the Executive will be obligated to repay the Company for any such legal fees, if in the case of an action brought by the Executive the Company is successful in establishing with the court that the Executive’s action was frivolous or otherwise without any reasonable legal or factual basis.
(c) Notices. All notices given hereunder shall be given by electronic communication, certified mail, addressed, or delivered by hand, to the other party at his or its address contained in the Company’s records. Executive promptly shall notify Company of any change in Executive’s address. Each notice shall be dated the date of its sending, mailing or delivery and shall be deemed given, delivered or completed on such date.

(d) Pronouns. Whenever the context may require, any pronouns used in this Severance Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.
(e) Entire Severance Agreement. This Severance Agreement shall constitute the entire agreement between the parties regarding the matters addressed herein and supersede all prior agreements and understandings, whether written or oral, relating to the subject matter of such agreements. If there shall be any inconsistency (including, without limitation, identical capitalized terms with less than identical meanings) between the Severance Agreement, and any other agreement (including the Offer Letter), plan, award, program or practice of the Company whether now existing or hereafter adopted or amended, then this Severance Agreement shall control, unless the Executive and the Company hereafter have agreed otherwise in writing and such other agreement, plan, program or practice specifically refers to the provision of the agreements affected thereby.
(f) Section 409A. This Severance Agreement is intended to comply with the provisions of Section 409A and the Severance Agreement shall, to the extent practicable, be construed in accordance therewith. Terms defined in the Severance Agreement shall have the meanings given such terms under Section 409A if and to the extent required in order to comply with Section 409A. No payments to be made under this Severance Agreement may be accelerated or deferred except as specifically permitted under Section 409A. In the event that the Severance Agreement shall be deemed not to comply with Section 409A, then neither the Company, the Board nor its or their designees or agents shall be liable to the Executive or other person for actions, decisions or determinations made in good faith.
(g) Amendment. This Severance Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.
(h) Governing Law. This Severance Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. Any action, suit or other legal arising under or relating to any provision of this Severance Agreement shall be commenced only in a court of the Commonwealth of Massachusetts (or, if appropriate, a federal court located within Massachusetts), and the Company and the Executive each consent to the jurisdiction of such a court. The Company and the Executive each hereby irrevocably waive any right to trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Severance Agreement.
(i) Successors and Assigns. This Severance Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Executive are personal and shall not be assigned by him.

(j) Waivers. No delay or omission by the Company in exercising any right under this Severance Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.
(k) Captions. The captions of the sections of this Severance Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Severance Agreement.
(l) Severability. In case any provision of this Severance Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.
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[Signatures appear on following page]

THE EXECUTIVE ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS SEVERANCE AGREEMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS SEVERANCE AGREEMENT.
IN WITNESS WHEREOF, the parties hereto have executed this Severance Agreement as of the day and year set forth above.

UFP TECHNOLOGIES, INC. By: _____________________ Christopher P. Litterio Secretary and General Counsel _________________________ Mitchell C. Rock

[Signature Page to Executive Severance Agreement]

Exhibit A
FORM OF GENERAL RELEASE LETTER IN CONNECTION WITH TERMINATION OF EMPLOYMENT
[The language in this General Release Letter may change based on legal developments and evolving best practices; this form is provided as an example of what will be included in the final General Release Letter document.]

(see attached)

Exhibit B
FORM OF NON-COMPETITION AGREEMENT IN CONNECTION WITH TERMINATION OF EMPLOYMENT
[The language in this Non-Competition Agreement may change based on legal developments and evolving best practices; this form is provided as an example of what will be included in the final Non-Competition Agreement document.]
(see attached)